Exhibit 10.7
DF Property Management, LLC
Amended and Restated Sales Incentive Plan

1.	PURPOSE
The Amended and Restated Sales Incentive Plan (the “SIP” or “Plan”) of DF Property Management LLC (the “Company”) is designed to motivate participants of the sales and leasing team to perform services for the Company leasing available space in the Company’s data center facilities in compliance with Company policies.

2.	TERM AND APPLICABILITY
(a)The “Effective Date” of this Plan is January 1, 2016. The term of the Plan (the “Term”) commences on the Effective Date and concludes at such time as the Company determines to terminate the Plan. Each calendar year during the Term shall constitute a “Plan Year”. The terms and conditions of the Plan are as set forth below, subject to revision as provided in Section 13 below. For purposes of the Plan, the term “Company” also includes the Company’s parent corporation, DuPont Fabros Technology, Inc., and any applicable subsidiary or affiliate of DuPont Fabros Technology, Inc., as the context requires. This Plan is governed by the laws of the Commonwealth of Virginia.
(b)As of the Effective Date, the SIP replaces and supersedes all previous Company sales compensation plans and policies, and all other previous oral or written statements, promises or agreements regarding sales-related compensation. The SIP applies to all commissions Earned (as defined below) while the SIP is in effect. The terms of the SIP, however, do not apply to commissions with respect to any Definitive Lease (as defined below) delivered prior to the Effective Date. Eligibility for commission payments with respect to such leases will be governed by the sales commission plan or arrangements in effect at the time that such lease became a Definitive Lease.
(c)Under this Plan, a “Definitive Lease” means a lease (or license or other agreement for the use of space and/or power within a data center facility) that has been duly and validly executed and delivered by the Company and a customer. A Definitive Lease shall include an amendment to a Definitive Lease for additional data center, office or storage space, so long as the applicable amendment has been duly and validly executed and delivered by the Company and the customer to the original Definitive Lease or its successor or assignee. The date that such a lease or amendment is considered a Definitive Lease is the effective date of that lease.

3.	ELIGIBILITY FOR PARTICIPATION
(a)Participation in the SIP is limited to the Company’s Senior Vice President, Chief Revenue Officer (the “Sales SVP”) and each of the following employees of the Company within the Company’s Sales and Leasing department (each such participant, a “Participant”) who have been designated as participants in writing by the Sales SVP and who have been approved by the Company’s Chief Executive Officer (the “CEO”):
(i)An employee in a sales and leasing position with a title of Regional Vice President, Regional Director or Regional Manager, or such other title as designated in writing by the Sales SVP and approved in writing by the CEO;
(ii)An employee with the title of Solutions Engineer, or such other title as designated in writing by the Sales SVP and approved in writing by the CEO; and
(iii)An employee with the title of Sales and Leasing Support Associate, or such other title as designated in writing by the Sales SVP and approved in writing by the CEO.
(b)A Participant may be added to or removed from the participation in the SIP at any time with the approval of the CEO and Sales SVP.

4.	ELIGIBILITY FOR COMMISSION PAYMENTS
(a)Each Plan Year, the Company will provide to each Participant a summary of commission opportunities under the Plan (an “Opportunity Summary”). This summary and other terms related to the payment of commissions to each Participant will be provided to the Participant in the form set forth in Exhibit A attached to this Plan.
(b)To be eligible to receive commissions under the Plan, a person must be a Participant on the applicable Earned Date (as defined in Section 7). Such eligibility shall cease automatically on the date that a Participant ceases to be employed with the Company in one of the positions set forth in Section 3(a) above.
(c)The Company will determine whether a Participant on a Leave of Absence will be eligible to earn a full or pro-rata commission with respect to leasing activity that occurs while the Participant is on the Leave of Absence. The terms “Leave of Absence” shall be as defined by the Company’s applicable leave policies. This provision will be interpreted and applied in a manner consistent with The Americans with Disabilities Act, the Family and Medical Leave Act and other applicable leave laws.

5.	DUTIES OF PARTICIPANTS
Each Participant will perform each of his or her sales and leasing duties and responsibilities, as well as any tasks or projects assigned by the Sales SVP at all times during employment. The duties of a Participant are subject to change during the year, and include but are not limited to the following activities:
(a)Identifying prospective customers and developing leads through a variety of sourcing methods, including cold calls;
(b)Maintaining timely reporting of sales prospecting efforts and tracking activity via the Company’s sales management software application;
(c)Conducting tours of data center facilities for prospective customers and other parties;
(d)Preparing responses to Requests for Information and Requests for Proposals received from prospective customers or other parties;
(e)Assisting with the negotiation and production of term sheets, letters of intent and lease agreements; and
(f)Participating in industry events, trade shows and other assignments, and as applicable planning and sponsoring industry and other events, as requested by the Sales SVP; and properly accounting for sales and leasing-related expenditures on a timely basis.

6.	ASSIGNMENT OF SALES PROSPECTS
(a)The Sales SVP will assign companies that are existing or prospective customers (each a “Sales Prospect”) to Participants, generally a Regional Vice President, Regional Director or Regional Manager, a Solutions Engineer and a Sales and Leasing Support Associate. The Sales Prospect assignments will be used to determine the amount of Commissions to which a Participant will be eligible in accordance with the form of Exhibit A provided to each eligible Participant.
(b)The Sales SVP may change any Sales Prospect assignments at any time during the Term. In such event, the applicable Participant will be eligible to earn a commission with an Earned Date prior to the effective date of the change in assignment. In addition, the Sales SVP, with the approval of the CEO, may determine that a Participant may be eligible to earn a full or pro-rata commission with respect to a Definitive Lease with an Earned Date that is subsequent to a change in any Sales Prospect assignments. A Participant who assumes a designation previously assigned to another Participant will not be eligible to earn commissions with respect to Definitive Leases attributed to the previous Participant, except pursuant to a commission split arrangement approved by the Company. In the event a commission is split for any reason, the sum total of the commission earned by the applicable Participants will be no greater than the total commission payments that would have been made had the commission not been split, unless approved in advance by the CEO. All decisions regarding split are in the sole discretion of the Company as provided in Section 13.

7.	HOW COMMISSIONS ARE EARNED
(a)In order for a Participant to be eligible to receive a commission under this Plan the Participant must meet all requirements and conditions and take all required actions for earning a commission as set forth in this Section. A commission is “Earned” when all of the conditions set forth in Section 7(b) below are satisfied, and the “Earned Date” is the date on which the last of the conditions in Section 7(b) below are satisfied. The amount and payment terms of each commission that is Earned are as set forth in the form of Exhibit A provided to each Participant.
(b)In order to earn a commission a Participant must:
(i)Be eligible to participate in this Plan as set forth in Section 3;
(ii)Perform services for the Company, including the duties set forth in Section 5, thorough the Earned Date;
(iii)Produce an Acceptable Definitive Lease (as defined below), and such customer is obligated to make its first payment of base rent (the “First Rent Payment”) pursuant to the terms of such Definitive Lease, while the participant is employed by the Company;
(iv)Comply fully with all Company legal and ethical standards as set forth in Section 12; and
(v)If the payment date for a commission occurs after the termination of employment, comply fully with the termination and post-termination duties set forth in Section 11.
(c)An “Acceptable Definitive Lease” means a Definitive Lease that includes (i) pricing for the exclusive use of data center space approved by the Company’s CEO or Chief Financial Officer (“CFO”), (ii) approval of the counterparty’s credit by the CFO, and (iii) terms and conditions that (A) are consistent in all material respects with the Company’s standard terms and conditions for the exclusive use of data center space in effect on the date of the Definitive Lease, or (B) have been approved in advance by Chief Revenue Officer, if the Definitive Lease includes terms or conditions contrary or in addition to such standard terms and conditions. The Company reserves the right to refuse any Definitive Lease that does not (1) comply with items (i), (ii) or (iii) above; or (2) comply with US federal, state or local laws or laws of the country involved in the transaction. If a Participant submits a Definitive Lease that is not accepted by the Company for any reason, including that it is not an Acceptable Definitive Lease, such Participant is not eligible for any commission for that business, even if the Company enters into such Definitive Lease or other contract, unless the CEO and CFO determine in their sole discretion that a partial commission is appropriate under the circumstances.
(d)Notwithstanding the foregoing, in the event of a Change of Control, the Participant shall be deemed to have Earned the commission for each Definitive Lease for which, as of the effective date of the Change of Control, the date on which the applicable customer is obligated to make the First Rent Payment has not yet occurred. For purposes of this Plan, a “Change in Control” shall have the meaning set forth in the Company’s 2011 Equity Incentive Plan.

8.	PAYMENT OF COMMISSIONS
The following shall apply to the payment of any commission or amount Earned under the Plan:
(a)All payments shall be made in United States dollars;
(b)Taxes and other withholdings and authorized deductions will be deducted from commission and other payments under the Plan pursuant to the Company’s policies and applicable law regarding such withholdings;
(c)Notwithstanding anything contained herein, in no event shall any commission or other payment under the Plan be paid later than the last day of the applicable two and one-half (2½) month “short-term deferral period” with respect to such commission, within the meaning of Treasury Regulation Section 1.490A-1(b)(4); and
(d)Commissions will be calculated and paid based on available information at the time of the Earned Date, subject to re-calculation and true-up as provided in Section 9.

9.	CALCULATION OF FINAL COMMISSION AMOUNT; TRUE-UP
(a)The Company may reduce the amount of a commission or other payment under the Plan otherwise due to a Participant to the extent that the Company has advanced or overpaid the Participant a commission or other payment due to a calculation error or otherwise.
(b)Commission calculations are not final as of the Earned Date and are subject to future adjustments and deductions. If a Participant has received an unearned commission advance or other overpayment as the result of any calculation error or otherwise, to the extent permitted by any applicable law, the Company will deduct any unearned commission advance or other overpayment from compensation, any other payment otherwise due to the Participant including, without limitation, commission, commission advances, severance pay (if applicable), expense reimbursements. If a Participant has not received an underpayment as the result of any calculation error or otherwise, the Company will pay Participant for such underpayment.

10.	TERMINATION OF EMPLOYMENT
(a)A Participant shall not be eligible to earn any commissions with respect to Earned Dates after the date that the Participant ceases for any reason to be a participant under the Plan or a full-time employee of the Company (such date, the “Separation Date”), except as set forth in this Section 10.
(b)A Participant is eligible for payment of commission payments following the Separation Date if the Participant left his or her position due to any of the following events:

•	Death of the Participant;

•
The election of the Company to terminate Participant’s employment based on his or her inability to perform the essential functions of the positions due to a physical or mental condition (i.e., disability);

•	Termination of the Participant’s employment by the Company for other than Cause (as defined below);

•	Participant’s transfer to a different position with the Company or with an affiliate of the Company which is not commission eligible; or

•	The elimination of Participant’s position due to a restructuring by the Company for reasons unrelated to his or her performance.
(c)If (i) Participant meets one of the above criteria set forth in Section 10(b) above, (ii) Participant (or his or her personal representative) executes and does not revoke a general release in a form acceptable to the Company, and (iii) Participant complies with the obligations set forth in Section 11, he or she will be eligible for a commission related to any Definitive Lease that was in place on the Separation Date on the date that all conditions of Section 7(b) have been satisfied.

(d)For purposes of this Section 10, “Cause” shall mean any of the following, as determined by the Company in its sole discretion: (i) violation of the Legal and Ethical Standards set forth in Section 12 including, without limitation, the Code and Handbook policies incorporated therein; (ii) refusal to follow or implement a clear, reasonable and legal directive of Company; (iii) commission of any act constituting a felony (other than a violation of traffic laws) or a crime involving moral turpitude; and (iv) commission of any act constituting theft, fraud (including, but not limited to, fraudulent conduct with respect to the Company’s accounting records and financial statements), embezzlement or misappropriation against the Company or one of its subsidiaries or affiliates.

11.	POST TERMINATION OBLIGATIONS
(a)Following the Separation Date, a Participant must:

•	Comply with his or her obligations under such Participant’s Non-Disclosure, Assignment and Non-Solicitation Agreement with the Company (or any successor agreement concerning such matters); and

•	Not solicit or provide Conflicting Services as an employee, consultant, owner, partner or in any other capacity, except on behalf of or at the direction of the Company.
(b)Under this Plan, “Conflicting Services” means the product, service or process of a person or organization, other than the Company, that directly competes in the United States with a product, service or process of the Company. Under this Plan, a company that provides wholesale data center space, even if it also provides retail, collocation or other types of data center space or services, is deemed to directly compete with the Company. Companies that provide a product, service or process that competes in the United States directly with a product, service or process of the Company include, but are not limited to, the following companies: [*].
(c)Immediately upon the termination of employment of a Participant for any reason, the Participant must return to the Company any documents (and all copies thereof) and other Company property that the Participant obtained during his or her employment with the Company, including (without limitation) any customer information and other sales-related materials.

12.	LEGAL AND ETHICAL STANDARDS
(a)No Participant shall enter into any agreement, plan, or understanding, express or implied, with any person or entity that provides Conflicting Services with regard to prices, terms, or conditions of sales, distribution, territories or customers, nor exchange or discuss in any manner with a person or entity that provides Conflicting Services prices or terms or conditions of sale or engage in any other conduct which violates any anti-trust laws, other laws, or the Company’s ethical standards or code of conduct.
(b)No Participant shall pay, offer to pay, assign or give any part of his or her commission payments, compensation, or anything else of value to any agent, customer, supplier or representative of any customer or supplier, or to any other person as an inducement or reward for assistance in making a sale.
(c)Participants shall comply with the Company’s policies, rules, regulations and standards of performance as written in the Employee Handbook, the Code of Business Conduct and Ethics, and other policies and procedures as they may be amended from time to time in the Company’s sole discretion.
(d)Participant shall comply fully with all applicable federal, state, and local laws, regulations, rules, and ordinances as now existing or as hereafter enacted or amended, and Participant shall not discriminate among or against any potential customers on the basis of sex, race, national origin, age, religious beliefs or other protected characteristic.
(e)Any infraction of the policies under this Plan, or of recognized ethical standards, will subject the Participant to disciplinary action up to and including termination and revocation of any commissions under this Plan to which the sales representative otherwise would be entitled and/or termination of the Participant’s employment with the Company.

13.	ADMINISTRATION
(a)The SIP sets forth the terms of a Participant’s sales and leasing commission compensation with the Company. Commissions under the SIP are not earned and do not constitute wages until all requirements under the SIP have been met as determined solely by the Company.
(b)The Company retains the right to modify, amend, revoke, suspend, terminate or change any part of the SIP at any time, without advance notice, in the sole discretion of the Company. The terms of the SIP may be altered or amended only in writing and as approved by the CEO. All administration, decisions, calculations and interpretations under the SIP are made by the Company in its sole discretion and shall be conclusive and binding on all participants. The Sales SVP and the Senior Vice President of Human Resources shall administer the SIP.

(c)The SIP does not constitute a guarantee of employment or job status. Nothing in this Plan is intended to alter the terminable at-will nature of the employment of a Participant, that is, a Participant’s right or the Company’s right to terminate the employment of the Participant at will, at any time with or without cause.
(d)The SIP shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of subsidiaries or affiliates and any Participant. To the extent that any Participant holds any rights by virtue of an award under the Plan, such right will be as a general unsecured creditor of the Company and the acquiring or surviving corporation.

DF Property Management LLC

By:	DuPont Fabros Technology, L.P.,
its Managing Member

By:	DuPont Fabros Technology, Inc.,
its General Partner
By:     /s/ Christopher P. Eldredge
Name: Christopher P. Eldredge

Title:	President and Chief Executive Officer

EXHIBIT A
Commission Opportunities
Under the DF Property Management LLC Sales Incentive Plan
Senior Vice President, Chief Revenue Officer
This Summary of Commission Opportunities (the “Opportunities Summary”) is applicable to the 2016 Plan Year and is subject to the terms and conditions of the DF Property Management LLC Sales Incentive Plan (the “Plan”).

1.	New Logos
(a)The Participant who is the Senior Vice President, Chief Revenue Officer (for purposes of this Exhibit A, a “Participant”) will be entitled to a New Logo Bonus (as defined below) if a customer that executes a Definitive Lease with a party that is a New Logo (as defined below).
(b)For purposes of this Exhibit A, a “New Logo” means that, with respect to a person or entity, neither such person or entity, nor any of its Affiliates (as defined below) is a customer to a then-existing Definitive Lease at any of the Company’s data center facilities. “Affiliate” means, as applied to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person or entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
(c)For purpose of this Section 1, a “New Logo Bonus” means $[*], if the Definitive Lease relates to lease with an Initial Term (as defined below) of less than three (3) years, then the New Logo Bonus will be reduced by [*]%. For example, a Definitive Lease with an Initial Term of less than three (3) years would result in a New Logo Bonus of $[*].

2.	Amount of Commissions for Computer Room Space Under a Definitive Lease for Data Center Space
The target commission payment (the “Target Payout”) for computer room space under a Definitive Lease for data center space, or additional data center space in the case of an amendment to a Definitive Lease, is $13,500 per one (1) megawatt (“MW”) of critical load available for the leased space under the applicable Definitive Lease. As discussed further below, the Target Payout will be adjusted, up or down, based on (i) whether the lease is with an existing customer, a new customer or an existing customer that has been inactive, (ii) the return on invested capital (“ROI”), and (iii) the initial term of the lease; provided, however, that, in no event, shall a Participant’s commission payment under this Section 2 be less than $5,400 per MW of critical load available for the leased space under the applicable Definitive Lease (such commission, the “Total Commission”). Accordingly, the determination of any commission for computer room space under a new Definitive Lease shall be based on the following formula:

•	Commission equals Target Payout ($13,500) per MW of critical load under lease,

•	multiplied by the New Logo/Inactive Customer adjustment (if any),

•	multiplied by ROI adjustment (if any),

•	multiplied by initial term of lease adjustment (if any),

•	subject to a minimum payment of $5,400 per MW.
The calculations of ROI for any applicable Definitive Lease and the determinations of any adjustments to the commissions (including extrapolations under the ROI adjustment) will be made by the Company’s Accounting department and approved by the Company’s Chief Financial Officer (the “CFO”).

(a)	New Logo/Inactive Customer
The Target Payout will be increased by [*]% if the applicable Definitive Lease is with a customer that is (i) a New Logo, or (ii) an Inactive Customer. An “Inactive Customer” means a current customer of the Company, or an Affiliate of such customer, that has not entered into a Definitive Lease to lease critical load power from the Company for a period of thirty-six (36) months or more. The Participant will be eligible to receive this New Logo/Inactive Customer adjustment for any Definitive Lease entered into by a customer that is a New Logo or an Inactive Customer during the 18-month period following the effective date of the initial Definitive Lease that qualified for this New Logo/Inactive Customer adjustment.

(b)	Return on Invested Capital Adjustment
The target ROI for each Definitive Lease of computer room space varies with each of the Company’s data center locations pursuant to the following table.

Commission Level	Location
	[*]	[*]	[*]	[*]
Target	[*]%	[*]%	[*]%	[*]%
Minimum	[*]%	[*]%	[*]%	[*]%
Maximum	[*]%	[*]%	[*]%	[*]%
If the ROI for the applicable Definitive Lease is equal to the Target ROI percentage for the market in which the leased data center space is located, then no adjustment will be made. A commission payment will be adjusted if the ROI is other than at the Target level, as follows:

•	[*]

•	[*]

•	[*]

•	[*]

•	[*]
The Sales SVP has the authority to set the proposed pricing terms of all prospective transactions that would result in a Definitive Lease that meets the applicable target ROI percentages set forth in the table above. If such a transaction does not meet such targets, then the transaction must be approved by the CEO and CFO.

(c)	Initial Term of the Lease
The targeted lease term of a new Definitive Lease is an Initial Term (as defined below) of at least [*] years. A commission payment will be adjusted based on the actual Initial Term of the applicable Definitive Lease as follows:

•	[*]

•	[*]

•	[*]
For purposes of this Exhibit A, the “Initial Term” means the initial term (i.e., not including the exercise by the customer of any renewal rights) as set forth in the Definitive Lease. If the Definitive Lease grants the customer with a right to terminate the lease prior to the expiration of the initial term, then the Company’s Accounting department will determine whether, and by how many months, the period of the initial term set forth in the Definitive Lease is reduced for purposes of this Section 2(c). Specifically, the Company’s Accounting department will determine whether any or all of the lease term following the date on which the customer may exercise such right shall be included in the Initial Term of the lease for purposes of this Exhibit A based on the amount of any termination penalty set forth in, and other relevant terms and conditions of, the Definitive Lease. No adjustment to a commission payment will be made if a customer does not exercise an early termination right that, for accounting purposes and purposes of this Exhibit A, the Accounting department assumed would be exercised.

3.	Renewals
If a customer under a Definitive Lease renews the lease for the data center space under such lease, either by exercising a right to renew set forth in the applicable Definitive Lease or negotiating new lease terms with respect to such space, and the term of the renewal period is for [*], then the Participant will be eligible to receive a commission of $[*] per MW of available critical load related to such space, subject to adjustment under Sections 2(b) and (c) above, but not Section 2(a) above. Any amendment to a Definitive Lease that modifies the pricing related to a renewal must be approved by the CEO and CFO.

4.	Office and Storage Space
[*]

5.	Timing of Definitive Lease Commission Payments:
(a)For commissions related to Definitive Leases under Sections 2 and 3 above:

•
50% of the commission shall be advanced to the Participant in the in the first pay period following the Effective Date of the applicable Definitive Lease, subject to recovery, if not earned, pursuant to Section 9 of the Plan; and

•	The remaining 50% will be paid in the first pay period following the Earned Date with respect to the applicable Definitive Lease.
(b)For commissions related to Definitive Leases under Section 1 above, the applicable commission shall be paid no later than the third pay period following the Effective Date of the applicable Definitive Lease.

ACKNOWLEDGMENT OF RECEIPT
I acknowledge that I have been given a copy of the Plan and of this Opportunities Summary and that it is my responsibility to read and comply with them. I agree that, if I have any questions about the Plan or the Opportunities Summary, I am to contact my supervisor. I understand that, other than with respect to the terms and conditions of the Plan, and any remuneration pursuant to the terms and conditions thereof, neither the Plan nor the Opportunities Summary is a contract governing the terms or conditions of my employment with the Company. I further understand that nothing in the Plan or the Opportunities Summary creates an express or implied contract of employment and that my employment is at will and may be terminated by myself or DF Property Management LLC at any time.
/s/ Brian D. Doricko
Brian D. Doricko
March 3, 2016
Date